EXHIBIT 3.1


                                                        STATE OF DELAWARE
                                                        SECRETARY OF STATE
                                                      DIVISION OF CORPORATIONS
                                                   DELIVERED 04:27 PM 01/12/2004
                                                     FILED 03:46 PM 01/12/2004
                                                    SRV 040021210 - 3751425 FILE

                          CERTIFICATE OF INCORPORATION

           FIRST: The name of this corporation shall be: NITAR TECH CORP.

           SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is THE COMPANY CORPORATION.

           THIRD: The purpose or purposes of the corporation shall be:

                    To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

           FOURTH: The total number of shares of stock which this corporation is authorized to issue is: Fifty Million (50,000,000) shares of common stock with a par value of ($.001)

           FIFTH: The name and address of the incorporator is as follows:
                                 Angela Norton
                        2711 Centerville Road, Suite 400
                              Wilmington, DE 19808
                               New Castle County

           SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

           SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

           IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation.

Date: January 12, 2004                                  /s/ ANGELA NORTON
                                                        -----------------
                                                        Name: Angela Norton
                                                        Incorporator